CONTACT:
--------
Jon D. Carlson
President, The Yacktman Funds, Inc.
630/734-3792

Stanislaw (Stas') Maliszewski
Director, The Yacktman Funds, Inc.
312/444-1919



FOR IMMEDIATE RELEASE:
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                       YACKTMAN FUNDS MAIL PROXY STATEMENT

                        IN FAVOR OF INDEPENDENT DIRECTORS

CHICAGO, ILLINOIS, October 26, 1998--The Yacktman Funds, Inc. (the "Funds") announced that it had mailed a proxy statement to its shareholders in opposition to the solicitation of proxies by Yacktman Asset Management Co. ("Yacktman"). Contrary to some reports, this conflict is not a "feud" between board members, a personality conflict, or a corporate power struggle over the management of a corporation. Rather, this is the story of a non-performing service provider-- Yacktman--and the efforts of the Directors who are not affiliated with Yacktman (the "Independent Directors") to address serious management issues. Lead Independent Director Stanislaw Maliszewski stated: "Poor performance and the outflow of assets are symptoms; prospective portfolio risk, shortage of professional resources, and lack of respect for rules are the disease. Donald Yacktman's display of personal animosity is a sad and complicating factor."

This is also the story of an investment manager--Yacktman-- who, to preserve its substantial management fees from the Funds ($6.5 million in 1997), initiated an unprecedented proxy fight to remove the Independent Directors, who by comparison receive $8,000 in annual compensation each.


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For more than a year, the Independent Directors have questioned Yacktman about:

         -- The Funds' movement away from Yacktman's long-standing and publicly stated focus on large capitalization companies. While the average capitalization of the Fortune 500 companies has increased from $3.5 billion in 1992 to $16.2 billion in 1998, the average capitalization of stocks selected by Yacktman for the Funds has decreased from $5.2 billion to $2.0 billion.

         -- Greater portfolio risk created by: (i) investing a larger portion of the Fund's assets in medium and smaller cap stocks and (ii) increasing the Funds' percentage share ownership (sometimes up to 20%) in particular smaller cap companies in which the Funds invest.

         -- An inexperienced and almost skeletal professional staff, all the more distressing in view of the larger universe of small and medium cap stocks which must be researched and followed for investment purposes.

         -- Disregard by members of Yacktman's staff for the Funds' Code of Ethics.

         -- The apparent delegation of day-to-day portfolio management to relatively inexperienced investment personnel.

         -- Unacceptably poor investment performance. (During the one-year and three-year periods ended 9/30/98, The Yacktman Fund ranked 676 out of 714 and 417 out of 449, respectively. Furthermore, in the recent volatile market of 8/1/98 to 10/13/98, the Yacktman Fund's return was -17.4%, compared to -11.0 % for the S&P 500.)

In response to the Independent Directors' continued questioning about these issues, Yacktman demanded their resignation and, when they refused, took the step--unprecedented in the mutual fund industry--of filing a proxy statement asking shareholders to remove the Independent Directors and to replace them with a slate that Yacktman hand-picked. In the view of the Independent Directors, this move was only further evidence of Yacktman's disregard for the Investment Company Act and the responsibility it places on the Board of Directors to oversee Yacktman and govern the affairs of the Funds.

If the differences between the Funds and Yacktman are irreconcilable--as Yacktman implied in its proxy statement--the Funds' Board of Directors will consider its alternatives, including hiring a successor investment adviser. In selecting a successor, the Board intends to select an adviser with a highly competitive performance record, a solid organization with a deep and experienced professional staff, and an investment approach and philosophy that meets the expectations of the Funds' shareholders. Any new adviser would ultimately be submitted to the shareholders of the Funds for their approval.

Although the Board of Directors of the Funds has revoked the call for a shareholder meeting which was made by Donald Yacktman before he was removed as president of the Funds, Yacktman has filed suit against the Funds and the Independent Directors to force a shareholder meeting to be held. Following the action of a majority of the Board of Directors of the Funds, the proxy statement was prepared and mailed in the event that Yacktman's suit is successful and the shareholder meeting is held.